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                                                                   EXHIBIT 99.06


                           EL PASO ELECTRIC COMPANY
                  DIRECTORS' RESTRICTED STOCK AWARD AGREEMENT


     El Paso Electric Company, a Texas corporation (the "Company"), hereby grants to George W. Edwards, Jr. (the "Holder"), pursuant to the provisions of the El Paso Electric Company 1996 Long-Term Incentive Plan (the "Plan"), a restricted stock award (the "Award) of 7,040 shares of the Company's Common Stock, no par value ("Stock"), upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

     1.  Award Subject to Acceptance of Agreement. The Award shall be null and
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void unless the Holder shall (a) accept this Agreement by executing it in the space provided below and returning it to the Company and (b) execute and return one or more irrevocable stock powers. As soon as practicable after the Holder has executed this Agreement and such stock power or powers and returned the same to the Company, the Company shall cause to be issued in the Holder's name a stock certificate or certificates representing the total number of shares of Stock subject to the Award.

     2.  Rights as a Stockholder. The Holder shall have the right to vote the
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shares of Stock subject to the Award and to receive dividends and other distributions thereon; provided, however, that a dividend or other distribution with respect shares of Stock (including, without limitation, a stock dividend or stock split), other than a regular cash dividend, shall be delivered to the Company (and the Holder shall, if requested by the Company, execute and return one or more irrevocable stock powers related thereto) and shall be subject to the same restrictions as the shares of Stock with respect to which such dividend or other distribution was made.

     3.  Custody and Delivery of Certificates Representing Shares. The Company
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shall hold the certificate or certificates representing the shares of Stock subject to the Award until the restrictions on such Award shall have lapsed, in whole or in part, pursuant to Paragraph 4 hereof, and the Company shall as soon thereafter as practicable, subject to Section 5.3, deliver the certificate or certificates for such shares to the Holder and destroy the stock power or powers relating to such shares. If such stock power or powers also relates to shares as to which restrictions remain in effect, the Company may require, as a condition precedent to delivery of any certificate pursuant to this Section 3, the execution and delivery to the Company of one or more stock powers relating to such shares.

     4.  Restriction Period and Vesting. The restrictions on the Award shall
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lapse (i) with respect to one-fifth of the aggregate number of shares of Stock subject to the Award on February 12, 1997, and as to an additional one-fifth of such aggregate number of shares on each anniversary thereof during the years 1998 through 2001, inclusive, or (ii) earlier in accordance with Section 6.8 of the Plan (the "Restriction Period").
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     5.    Additional Terms and Conditions of Award.
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     5.1.  Nontransferability of Award. During the Restriction Period, the
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shares of Stock subject to the Award as to which restrictions remain in effect may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, during the Restriction Period, the shares of Stock subject to the Award as to which restrictions remain in effect may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such shares, the Award shall immediately become null and void.

     5.2.  Investment Representation. The Holder hereby represents and covenants
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that (a) any share of Stock acquired upon the lapse of restrictions will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to the delivery to the Holder of any shares subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Board or any committee authorized by the Board shall in its sole discretion deem necessary or advisable.

     5.3.  Withholding Taxes. (a) As a condition precedent to the delivery to
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the Holder of any shares of Stock subject to the Award, the Holder may, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

     (b) The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 5.3(a), (2) delivery to the Company of previously owned whole shares of Stock (which the Holder has held for at least six months prior to the delivery of such shares or which the Holder purchased on the open market and for which the Holder has good title, free
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and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the "Tax Date"), equal to the Required Tax Payments,
(3) authorizing the Company to withhold from the shares of Stock otherwise to be delivered to the Holder pursuant to the Award, a number of whole shares of Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom the Holder has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). The Committee may disapprove an election pursuant to any of clauses (2)-(5) if the Committee determines, based on the opinion of recognized securities counsel, that the method so elected would result in liability to the Optionee under
Section 16(b) of the Securities Exchange Act of 1934, as amended, or the regulations promulgated thereunder. Shares of Stock to be delivered or withheld may have a Fair Market Value in excess of the minimum amount of the Required Tax Payments, but not in excess of the amount determined by applying the Holder's maximum marginal tax rate. Any fraction of a share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

     5.4.  Adjustment. In the event of any stock split, stock dividend,
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recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Award shall be appropriately adjusted by the Committee. If any adjustment would result in a fractional security being subject to the Award, the Company shall pay the Holder in connection with the vesting, if any, of such fractional security, an amount in cash determined by multiplying (i) such fraction (rounded to the nearest hundredth) by (ii) the Fair Market Value on the vesting date. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

     5.5.  Compliance with Applicable Law. The Award is subject to the condition
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that if the listing, registration or qualification of the shares subject to the
Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the shares of Stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

     5.6.  Decisions of Board or Committee. The Board or the Committee shall
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have the right to resolve all questions which may arise in connection with the
Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
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     5.7.  Agreement Subject to the Plan. This Agreement is subject to the
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provisions of the Plan and shall be interpreted in accordance therewith. The
Holder hereby acknowledges receipt of a copy of the Plan.

     6.     Miscellaneous Provisions.
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     6.1.   Successors. This Agreement shall be binding upon and inure to the
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benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

     6.2.   Notices. All notices, requests or other communications provided for
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in this Agreement shall be made, if to the Company, to Kayser Building, 100
North Stanton, El Paso, Texas 79901, Attention: Corporate Secretary, and if to the Holder, to 4651 Gulf Shore Boulevard North, Vista #906, Naples, Florida 33940. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

     6.3.  Governing Law. This Agreement, the Award and all determinations made
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and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Texas and construed in accordance therewith without giving effect to conflicts of laws principles.
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     6.4.  Counterparts. This Agreement may be executed in two counterparts each
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of which shall be deemed an original and both of which together shall constitute one and the same instrument.


                                EL PASO ELECTRIC COMPANY



                                By: /s/ KENNETH R. HEITZ
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                                   Name:  Kenneth R. Heitz
                                   Title:  Director




Accepted this 13th day of February, 1997


/s/ GEORGE W. EDWARDS, JR.
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            Holder